Exhibit 5.1

2000 PENNSYLVANIA AVE., NW	MORRISON & FOERSTER LLP
WASHINGTON, D.C.	BEIJING, BERLIN, BOSTON,
20006-1888	BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, NEW YORK,
TELEPHONE: 202.887.1500	NORTHERN VIRGINIA, PALO ALTO,
FACSIMILE: 202.887.0763	SAN DIEGO, SAN FRANCISCO,
SHANGHAI, SINGAPORE, TOKYO,
WWW.MOFO.COM	WASHINGTON, D.C.

June 28, 2019

Board of Managers

CCF Holdings LLC

6785 Bobcat Way

Suite 200

Dublin, Ohio 43016

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CCF Holdings LLC, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-1 (File No. 333-231069) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale from time to time, pursuant to Rule 415 under the Securities Act, of: (i) $143,607,897.20 in aggregate principal amount of 10.750% Senior PIK Notes due 2023 (the “PIK Notes”); (ii) $88,073,976.98 in aggregate principal amount of PIK Notes that are issuable as in-kind interest payments on the currently outstanding PIK Notes (the “Underlying PIK Notes” and, together with the PIK Notes, the “Notes”); (iii) 417,801 Class A common units of limited liability company interest (the “Class A Common Units”); and (iv) 142,000 Class B common units of limited liability company interest (the “Class B Common Units” and, together with the Class A Common Units, the “Units”), by the selling security holders identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined the Registration Statement, the Company’s limited liability company agreement, the Indenture (as defined below), relevant resolutions adopted by the Company’s board of managers and originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Notes and the Units. We have also relied as to factual matters upon the accuracy of representations and certificates of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection with this opinion, we have assumed the PIK Notes have been, and the Underlying PIK Notes will be, issued pursuant to an Indenture by and between the Company and American Stock Transfer & Trust Company LLC (the “Trustee”), dated as of December 12, 2018 (the “Indenture”). In addition, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.                                      (i) The Units have been legally issued, and (ii) the holders of the Units have no obligation to make payments to the Company or its creditors (other than the purchase price paid for the Units) or contributions to the Company or its creditors solely by reason of the holders’ ownership of the Units.

2.                                      The PIK Notes have been legally issued and constitute valid and binding obligations of the Company.

3.                                      When the Underlying PIK Notes have been authenticated, issued and delivered in accordance with the Indenture, the Underlying PIK Notes will be legally issued and constitute valid and binding obligations of the Company.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)                                 limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)                                 rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)                                  general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

This opinion letter is based as to matters of law solely on (i) the Delaware Limited Liability Company Act, as amended and (ii) applicable provisions of the laws of the State of New York.  As used herein, the term “Delaware Limited Liability Company Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  As used herein, the term “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws. However, we express no opinion as to the New York choice of law provision contained in the Indenture and the Notes.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP